Exhibit 99.1

RadNet Launches a Refinancing of Its Senior Credit Facilities

LOS ANGELES, Sept. 18, 2012 (GLOBE NEWSWIRE) -- RadNet, Inc. (Nasdaq: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 237 owned and operated outpatient imaging centers, today announced that it has begun a process to refinance its existing term loan and revolving credit facility under which, as of June 30, 2012, it had approximately $338.1 million of total debt outstanding, consisting of $278.6 million of senior secured term debt and $59.5 million outstanding under its senior secured revolving credit facility.

Under the contemplated refinancing transaction, the term loan portion of this existing debt and a portion of the existing balance outstanding under the revolving credit facility would be prepaid from up to $330 million of new secured term loans. Additionally, as part of the new senior secured credit facilities, the Company is targeting a new secured revolving credit facility of between $100.0 and$125.0 million.

In connection with the marketing of the proposed new senior secured term loan and revolving credit facility, RadNet releases the following reconciliation of trailing 12 month Adjusted EBITDA(1) as of June 30, 2012 (as previously reported) to trailing 12 month Pro Forma Adjusted EBITDA(1), which incorporates certain adjustments to previously reported Adjusted EBITDA(1) related to events that have taken place within the last twelve months.

($ in Thousands)
Adjusted EBITDA(1) As Reported for the Six Month Period Ended June 30, 2012(a)	$60,455
Plus Adjusted EBITDA(1) As Reported for the 12 Month Period Ended December 31, 2011(b)	115,516
Less Adjusted EBITDA(1) As Reported for the Six Month Period Ended June 30, 2011(a)	56,198
Trailing 12 Month Adjusted EBITDA(1) As Reported	119,773

Plus Pro Forma Addback for Acquisitions Completed in the Last 12 Months	5,338
Plus Pro Forma Addback for the Buyout of Operating Leases Completed in the Last 12 Months	2,210
Trailing 12 Month Pro Forma Adjusted EBITDA	$127,321

(1) Neither Adjusted EBITDA or Pro Forma Adjusted EBITDA are reported in accordance with generally applicable accounting principles in the United States ("GAAP"), and are considered as "non-GAAP financial measures" pursuant to Regulation G promulgated by the Securities and Exchange Commission. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period.

Adjusted EBITDA and Pro Forma Adjusted EBITDA are reconciled to their nearest comparable GAAP financial measure, net income to RadNet, Inc. common shareholders. Adjusted EBITDA and Pro Forma Adjusted EBITDA are used as analytical indicators by RadNet management and the healthcare industry to assess business performance, and are measures of leverage capacity and ability to service debt. Neither Adjusted EBITDA or Pro Forma Adjusted EBITDA should be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA or Pro Forma Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements determined in accordance with GAAP and are therefore susceptible to varying methods of calculation, these metrics, as presented, may not be comparable to other similarly titled measures of other companies.

1

(a) For the Six Month Periods Ended June 30, 2012 and June 30, 2011, the following is a reconciliation of GAAP Net Income Attributable to RadNet, Inc. Common Shareholders to Adjusted EBITDA

($ in Thousands)

	Six Months Ended June 30,
	2012	2011

Net Income Attributable to RadNet, Inc. Common Shareholders	$2,835	$2,645
Plus Provision for Income Taxes	666	484
Plus Other Expenses (Income)	(2,491)	(2,060)
Plus Interest Expense	27,042	26,065
Plus Severence Costs	612	654
Plus Loss (Gain) on Sale of Equipment	300	(1,597)
Plus Depreciation and Amortization	29,785	28,217
Plus Non Cash Employee Stock Compensation	1,706	1,790
Adjusted EBITDA(1)	$60,455	$56,198

2

(b) For the 12 Month Period Ended December 31, 2011, the following is a reconciliation of GAAP Net Income Attributable to RadNet, Inc. Common Shareholders to Adjusted EBITDA(1)

($ in Thousands)
Fiscal Year Ended
December 31,
2011

Net Income Attributable to RadNet, Inc. Common Shareholders	$7,231
Plus Provision for Income Taxes	820
Plus Other Expenses (Income)	(5,075)
Plus Interest Expense	52,798
Plus Severence Costs	1,391
Plus Loss (Gain) on Sale of Equipment	(2,240)
Plus Depreciation and Amortization	57,481
Plus Non Cash Employee Stock Compensation	3,110
Adjusted EBITDA(1)	$115,516

3

About RadNet, Inc.

RadNet, Inc. is the largest national provider of high-quality, cost-effective fixed-site diagnostic imaging services in the United States through a network of 237 owned and/or operated outpatient imaging centers. RadNet's core markets include California, Maryland, Delaware, New Jersey, New York and Rhode Island. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees. For more information, visit http://www.radnet.com.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to the new senior secured credit facilities proposal. These forward-looking statements involve known and unknown risks, uncertainties and other factors discussed in RadNet, Inc.'s filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, RadNet, Inc. expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If RadNet, Inc. does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. For additional information concerning risks, uncertainties and other factors that may cause actual results to differ from those anticipated in the forward-looking statements, and risks to RadNet, Inc.'s business in general, please refer to its SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

Contact:

RadNet, Inc.
Mark Stolper, 310-445-2800
Executive Vice President and Chief Financial Officer

4